                                     [LOGO]

                                350 FIFTH AVENUE
                                   SUITE 3922
                            NEW YORK, NEW YORK 10118

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                          July 2, 1998

To the Stockholders of
LEADING EDGE PACKAGING, INC.:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of LEADING EDGE PACKAGING, INC. (the "Company") will be held at The Plaza Hotel, Fifth Avenue at Central Park South, New York, New York, on Thursday, July 30, 1998 at 2:00 p.m. (New York time) for the following purposes:

        1. To elect the directors of the Company, all of whom shall hold office until the next annual meeting of stockholders and until their successors are elected and qualified;

        2. To consider and vote upon a proposal to ratify the appointment of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending March 31, 1999; and

        3. To transact such other business as may properly come before the meeting and at any adjournment thereof.

                                          By Order of the Board of Directors
                                          CASEY K. TJANG, Secretary

ONLY STOCKHOLDERS OF RECORD AT THE CLOSE OF BUSINESS ON JUNE 18, 1998 WILL BE ENTITLED TO NOTICE OF OR TO VOTE AT THE MEETING, OR ANY ADJOURNMENT THEREOF. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE A QUORUM, AS WELL AS YOUR REPRESENTATION, AT THE MEETING. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                                     [LOGO]

                                350 FIFTH AVENUE
                                   SUITE 3922
                            NEW YORK, NEW YORK 10118

                           MANAGEMENT PROXY STATEMENT
                 ANNUAL MEETING OF STOCKHOLDERS, JULY 30, 1998

    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Leading Edge Packaging, Inc. (the "Company") for use at the Annual Meeting of Stockholders of the Company to be held at The Plaza Hotel, Fifth Avenue at Central Park South, New York, New York, on Thursday, July 30, 1998, at 2:00 p.m. (New York time), and at any adjournment thereof (the "Annual Meeting"). Proxy material is being mailed beginning on July 6, 1998 to the Company's stockholders of record on June 18, 1998, the record date. The total number of shares of the Common Stock outstanding and entitled to vote on June 18, 1998 was 4,562,500.

    The purposes of the Annual Meeting are: (1) to elect directors, (2) to consider and vote upon a proposal to ratify the appointment of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending March 31, 1999, and (3) to transact such other business as may properly come before the meeting and at any adjournment thereof.

                    PROPOSALS SUBMITTED FOR STOCKHOLDER VOTE

PROPOSAL 1: ELECTION OF DIRECTORS.

    At the Annual Meeting, five directors are to be elected to hold office until the next annual meeting of stockholders and until their successors are elected and qualified. Unless otherwise specified in the proxy, the shares represented by the proxy hereby solicited will be voted for the persons named below, by the persons designated as proxies, both of whom are now directors of the Company. Should any of these nominees become unable to accept nomination or election (which is not anticipated), it is the intention of the persons designated as proxies to vote for the election of the remaining nominees named and for such substitute nominees as management may recommend.

    The nominees are: Lip-Boon Saw, Casey K. Tjang, Peter L. Coker, Robert B. Goergen and Richard Fung-Gea Wong.

    Directors are elected by a plurality of shares of Common Stock represented at the Annual Meeting.

INFORMATION WITH RESPECT TO NOMINEES

    Information with respect to each nominee is set forth below. Additional information with respect to officers, directors and the major stockholder of the Company, including their percentage ownership in the Company's voting stock, is set forth on pages 4, 6 and 7.

    LIP-BOON SAW, age 41, has served as Chairman, Chief Executive Officer and Director of the Company since April 1996. He served as the Company's President from its inception through April 1996. From April 1994 until the time of the Company's initial public offering he was also the Managing Director of Leading Edge Packaging Limited (then known as Rich City International Packaging Limited and the Company's parent) ("LEP Ltd."). LEP Ltd. was recently acquired by, and is now a subsidiary of, the Company, and Mr. Saw continues to serve as a director of LEP Ltd. Mr. Saw is the founder and sole stockholder of L.B. Saw and Associates, Ltd., an investment firm in Hong Kong, and has served as its Chairman since October 1992. He currently serves on the boards of directors of various privately-held foreign companies. Mr. Saw spends a significant portion of his time in Hong Kong.

    CASEY K. TJANG, age 59, has served as President of the Company since April 1998, as Chief Financial Officer and Secretary of the Company since 1996 and as a Director of the Company since its inception in 1995. Mr. Tjang served as Executive Director and President of Starlite Holdings Limited (a public company listed on The Stock Exchange of Hong Kong, Limited), from 1993 to 1995, and was responsible for facilitating the acquisition of exclusive rights to distribute Hallmark greeting cards in the People's Republic of China and of paper consumer products of Warner Bros. characters in China and Southeast Asia. From 1991 to 1993, Mr. Tjang served as President and Chief Executive Officer of First Merchant Bankers, Inc., a company specializing in corporate finance and international trading. From 1979 to 1991, Mr. Tjang was the Managing Director and Vice President of the International Department of Midlantic National Bank, managing corporate finance, import-export and project financing transactions. Presently, he serves on the board of directors of Kent Financial Services, Inc., a public company, and is the executive director of Andrew-Case International Limited, a corporate finance firm.

    PETER L. COKER, age 55, has served as a Director of the Company since 1996. Mr. Coker has been a Partner and Senior Managing Director of Capital Investment Partners LLC, an investment banking firm in Raleigh, NC, since 1996. In 1978, Mr. Coker founded American Asset Management Company. As its President, he built the investment advisory firm to $500 million under management, including equity, debt and hedging currency risk for foreign clients. Mr. Coker continues to serve as a Consultant to American Asset Management Company, Inc. From 1968 to 1977, he was Assistant Vice President/Investment Officer of Bethlehem Steel Corporation with investment responsibilities for its self-managed one billion dollar pension fund. From 1977 to 1978, Mr. Coker was a senior officer at McGlinn Investment Service, Reading, Pennsylvania. He currently sits on the boards of directors of Remote Source Lighting International, Inc., Persimmon IT, Inc. Bear Rock Foods, Inc. and North Carolina State University Endowment Fund. He is also a member of the New York Society of Security Analysts.

    ROBERT B. GOERGEN, age 60, has served as a Director of the Company since 1996. Since 1977, he has been the Chairman, and since 1978, the Chief Executive Officer, of Blyth Industries, Inc., a public company and manufacturer and importer of candles, home decorating accessories and home fragrance products. Mr. Goergen has served as President of Blyth Industries, Inc. since 1994. From 1990 to the present, Mr. Goergen has served as Chairman of XTRA Corporation, a public company engaged in the trailer leasing industry. From 1979 to the present, he has been Chairman of The Ropart Group, a private company, whose business is investing in securities for its own account. Mr. Goergen currently serves as a director of Blyth Industries, Inc. and XTRA Corporation and serves on the Compensation Committee of XTRA Corporation.

    RICHARD FUNG-GEA WONG, age 41, has served as a Director of the Company since 1995. From July 1994 to the present, Mr. Wong has served as the Executive Director of LEP Ltd., responsible for the supervision of the administration, logistics and finance related matters. From October 1990 until October 1992, Mr. Wong served as General Manager of Lolliman Holdings Ltd., an investment and property holding company. Mr. Wong will continue to spend a significant portion of his time in Hong Kong.

MEETINGS OF THE BOARD OF DIRECTORS AND ITS COMMITTEES

    In the last fiscal year the Board of Directors held three regularly scheduled meetings and did not hold any special meetings. All other actions by the Board of Directors were taken by unanimous written consent.

    The Company has a Compensation Committee and an Audit Committee of the Board of Directors, each consisting of two independent outside directors. The members of the Compensation Committee are Lip-Boon Saw, Peter L. Coker and Robert B. Goergen. The members of the Audit Committee are Casey K. Tjang, Peter L. Coker and Robert B. Goergen. The Compensation Committee's function is to approve the compensation packages (salary and bonus) of the Chief Executive Officer and the named executive officers appearing in the Summary Compensation Table on page 6, to administer the Company's 1996 Incentive Stock Option Plan and 1997 Associate Stock Option Plan and to review the Company's compensation policies for all executive officers and key employees. The Compensation Committee held one meeting in fiscal 1998. The Audit Committee recommends to the Board of Directors the engagement of the independent auditors of the Company and reviews with the independent auditors the scope and results of the Company's audits, the professional services furnished by the independent auditors to the Company and their Management Letter with comments on the Company's internal accounting controls. The Audit Committee met once during fiscal 1998. The Company does not have a special nominating or other committee charged with the search for and recommendation to the Board of potential nominees for Board positions. This function is performed by the Board, which considers all recommendations for potential nominees.

    Directors who are not officers or related to officers receive $1,000 per year as well as $500 per meeting attended plus any costs to attend the meeting.

PROPOSAL 2: APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT
  AUDITORS FOR THE FISCAL YEAR ENDING MARCH 31, 1999.

    The Board of Directors has selected Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending March 31, 1999, and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Deloitte Touche Tomahtsu, an affiliate of Deloitte & Touche LLP, has audited the Company's financial statements since its initial public offering. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

    Stockholder ratification of the selection of Deloitte & Touche LLP as the Company's independent auditors is not required by the Company's By-laws or otherwise. However, the Board is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

    The Board of Directors recommends a vote "For" this proposal to ratify the appointment of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending March 31, 1999.

    The favorable vote of the holders of a majority of the shares of Common Stock represented at the meeting is needed to approve this Proposal No. 2.

                            SECTION 16(A) REPORTING

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's Common Stock, to file with the Securities and Exchange Commission and the Nasdaq National Market initial reports of ownership and reports of changes in ownership of the Common Stock of the Company. Officers, directors and holders of greater than ten percent of the Company's Common Stock are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended March 31, 1998, all Section 16(a) filing requirements applicable to its officers and directors were complied with.

                     HOLDINGS OF MANAGEMENT AND OF HOLDERS
                  OF 5% OR MORE OF THE COMPANY'S COMMON STOCK

    The following table sets forth certain information regarding the ownership of the Company's Common Stock as of June 18, 1998 by (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table employed by the Company in that capacity on

June 18, 1998; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its Common Stock.

                                                                                         AMOUNT AND
                                                                                          NATURE OF
                                                                                         BENEFICIAL        PERCENT OF
                                                                                       OWNERSHIP AS OF     OUTSTANDING
                                                   ADDRESS OF BENEFICIAL OWNER          JUNE 18, 1998       SHARES(1)
                                             ----------------------------------------  ---------------  -----------------

Chung Hwa Development Holdings               Rm. 402-3 Join-in Hang Sing Centre,          4,125,000(3)             72%
  Limited(2) ..............................  71-75 Container Port Road
                                             Kwai Chung, N.T., Hong Kong

Lip-Boon Saw,..............................  350 Fifth Avenue, Suite 3922                    20,000(4)              *
Chairman and Chief Executive Officer         New York, NY 10118

Casey K. Tjang,............................  350 Fifth Avenue, Suite 3922                    13,333(5)              *
President, Chief Financial Officer,          New York, NY 10118
  Secretary and Director

Peter L. Coker,............................  1305 Statestone Ct.                              5,000(6)              *
Director                                     Raleigh, NC 27615

Robert B. Goergen,.........................  c/o Blyth Industries, Inc.                      22,000(7)              *
Director                                     100 Field Point Road
                                             Greenwich, CT 06830-6442

Richard Fung-Gea Wong,.....................  350 Fifth Avenue, Suite 3922                     6,667(8)              *
Director                                     New York, NY 10118

All Directors and Officers as a Group......                                                 4,192,000              73%

------------------------

(1) Based upon 5,717,500 shares outstanding. As of the date of this Proxy Statement, the Company has 3,467,500 shares outstanding, including 125,000 shares underlying outstanding warrants and 30,000 shares underlying presently exercisable options. An additional 1,000,000 shares will be issued by the Company to Chung Hwa Development Holdings Limited upon the amendment to the Company's certificate of incorporation to increase the Company's authorized share capital.

(2) Chung Hwa Development Holdings Limited is a Bermuda company whose securities are listed on The Stock Exchange of Hong Kong Limited.

(3) Includes 1,000,000 shares which Chung Hwa Development Holdings Limited has the right to receive as partial consideration for the transfer of all of the share capital of Justrite Investments Limited to the Company. These 1,000,000 shares will be issued to Chung Hwa 20 days after the distribution to the Company's stockholders of an information statement relating to the increase in the Company's authorized share capital necessary to permit the issuance of the 1,000,000 shares.

(4) All 20,000 shares underly options granted to Mr. Saw under the 1996 Incentive Stock Option Plan.

(5) All 13,333 shares underly options granted to Mr. Tjang under the 1996 Incentive Stock Option Plan.

(6) All 5,000 shares underly options granted to Mr. Coker under the 1997 Associate Stock Option Plan.

(7) Includes 5,000 shares underlying options granted to Mr. Goergen under the 1997 Associate Stock Option Plan.

(8) All 6,667 shares underly options granted to Mr. Wong under the 1997 Associate Stock Option Plan.

*   Represents less than 1% of the Company's outstanding Common Stock.

                              CERTAIN TRANSACTIONS

    On January 23, 1998, the Company entered into a Share Exchange Agreement (the "Agreement") with Chung Hwa Development Holdings Limited, a Bermuda company which is listed on The Stock Exchange of Hong Kong Limited ("Chung Hwa"), its majority stockholder. The Company and Chung Hwa completed the transaction on March 13, 1998, subject to the issuance of 2,250,000 shares of the Company's Common Stock to Chung Hwa. On June 10, 1998, the Company issued 1,250,000 of such shares. The remaining 1,000,000 shares are expected to be issued in July 1998. Pursuant to the Agreement, the Company received all of the issued and outstanding shares of Justrite Investments Limited ("Justrite"), a wholly owned subsidiary of Chung Hwa in exchange for 2,250,000 shares of the Company's Common Stock valued at $6.00 per share.

    Justrite is the parent corporation of Leading Edge Packaging Limited ("LEP Ltd."), the Company's former parent and supplier of packaging products which the Company distributes in North America. LEP Ltd. distributes its packaging products in other parts of the world, including Europe and Asia. Justrite also owns 100% of Breakspear Limited, a British Virgin Islands company, which in turn holds a 60% interest in a joint venture in the People's Republic of China. LEP Ltd. also has indirect interests in a joint venture in China.

    The Agreement provides that the Company is to acquire all of the outstanding capital stock of Justrite in exchange for the issuance to Chung Hwa of 2,250,000 shares of the Company's Common Stock, par value $.01 per share. The Company has issued 1,250,000 of the 2,250,000 shares to Chung Hwa and will issue the remaining 1,000,000 shares upon the filing of an amendment to the Company's certificate of incorporation increasing the Company's authorized share capital. Aside from the amendment to the Company's certificate of incorporation and the issuance of the remaining shares to Chung Hwa, all other conditions to closing under the Agreement have been satisfied or waived. The amendment to the certificate of incorporation and the issuance of remaining 1,000,000 shares of the Company's Common Stock to the Chung Hwa is expected to take place in July 1998, or 20 days from the date of mailing of the information statement relating to the increase in authorized share capital to the Company's stockholders. Prior to the issuance of the shares to Chung Hwa, it held 57% of the Company's outstanding Common Stock. Upon issuance of all of the shares, it will hold 74% of the outstanding Common Stock (excluding shares underlying warrants and options).

    The Agreement contains certain warranties by Chung Hwa with respect to Justrite and its subsidiaries. The Agreement limits the liability of Chung Hwa arising under the Agreement to no more than US$13,500,000. The Agreement also provides for the assumption by the Company of any guarantees and letters of undertaking by Chung Hwa for the benefit of Justrite or its subsidiaries.

    The 2,250,000 shares of the Company's Common Stock issuable to Chung Hwa under the Agreement have been valued by the Company and Chung Hwa at $6.00 per share, as specified in the Agreement, or US$13,500,000 in the aggregate. Chung Hwa undertakes, pursuant to the Agreement, that in the event the audited net assets of Justrite for the year ended March 31,1998, as reflected in its audited report and financial statements, is less than US$4,500,000, Chung Hwa will pay to the Company, on a US-dollar for US-dollar basis, the amount of any shortfall. The US$13,500,000 valuation was reached by negotiations between the parties and takes account of the $4.5 million net asset value undertaking referred to above, profits generated by Justrite and the subsidiaries in prior years and an adjustment for estimated downtime during the setup of new facilities.

    The above discussion contains forward-looking statements which are inherently subject to risks and uncertainties. The Company cannot be certain of the date on which the issuance of the remaining shares will occur. Actual events could differ materially from the Company's anticipation.

                             EXECUTIVE COMPENSATION

COMPENSATION OF EXECUTIVE OFFICERS

    The following table sets forth the annual compensation for the Chief Executive Officer and all other executive officers of the Company.

                           SUMMARY COMPENSATION TABLE

                                                                                                          LONG TERM
                                                                                                         COMPENSATION
                                                                                                         -----------
                                                                                                           AWARDS
                                                                         ANNUAL COMPENSATION             -----------
                                                               ----------------------------------------  SECURITIES
                                                                                        OTHER ANNUAL     UNDERLYING
           NAME AND PRINCIPAL POSITION                YEAR       SALARY      BONUS      COMPENSATION       OPTIONS
--------------------------------------------------  ---------  ----------  ---------  -----------------  -----------

Lip-Boon Saw,.....................................       1998  $  120,000     --             --              60,000
  Chairman and Chief Executive Officer                   1997     120,000     --             --

Casey K. Tjang,...................................       1998      60,000     24,000         --              40,000
  President, Chief Financial Officer and Secretary       1997      32,000     --             --

                                                         PAYOUTS
                                                    -----------------
                                                        ALL OTHER
           NAME AND PRINCIPAL POSITION                COMPENSATION
--------------------------------------------------  -----------------
Lip-Boon Saw,.....................................         --
  Chairman and Chief Executive Officer
Casey K. Tjang,...................................         --
  President, Chief Financial Officer and Secretary

COMPENSATION OF DIRECTORS

    Non-employee directors of the Company are paid a fee of $1,000 per year (payable at the end of the year) as well as $500 per meeting attended plus costs of attending the meeting (payable after the meeting's adjustment). Non-employee directors are eligible to participate in grants of stock options under the 1997 Associate Stock Option Plan.

                               STOCK OPTION PLANS

1996 INCENTIVE STOCK OPTION PLAN

    Executive officers may receive, in addition to their salaries and other compensation, options to purchase shares of the Company's Common Stock under the 1996 Incentive Stock Option Plan (the "1996 Plan") under which stock options may be granted to such officers, directors and/or employees of the Company as the 1996 Plan's administration committee selects and recommends to the Board of Directors. 312,500 shares of Common Stock are reserved for that purpose. Options to purchase 252,500 shares are outstanding under the 1996 Plan as of the date of this Proxy Statement.

1997 ASSOCIATE STOCK OPTION PLAN

    Directors and other employees and consultants of the Company may receive, in addition to their fees, options to purchase shares of the Company's Common Stock under the 1997 Associate Stock Option Plan (the "1997 Plan"). The 1997 Plan provides for the grant of non-qualified stock options to non-family outside directors, consultants hired by the Company and employees not otherwise qualified to receive options under the 1996 Plan. Options to purchase a maximum of 312,500 shares of the Company's Common Stock in the aggregate, taken together with options issued under the 1996 Plan, may be granted under the 1997 Plan. Options to purchase 95,000 shares of Common Stock have been issued under the 1997 Plan.

    Currently, the Compensation Committee serves as the administration committee for both the 1996 and 1997 Plans. Because the members of the Compensation Committee are each entitled to participate in one of the two plans, it has been the Company's practice to have all option grants approved by its entire Board of Directors. Stock options entitle the holder to acquire shares of Common Stock during a fixed period at an exercise price equal to 110% of the fair market value at the time of the grant. Payment by option holders upon exercise of an option may be made only in cash. No new options were granted during the 1998 fiscal year.

         AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

    No options issued by the Company were exercisable or in-the-money in fiscal 1998. The following table lists the number of securities underlying unexercised options at March 31, 1998.

                                                                                         NUMBER OF
                                                                                        SECURITIES             VALUE OF
                                                                                        UNDERLYING          UNEXERCISED IN-
                                                                                        UNEXERCISED        THE-MONEY OPTIONS
                                                                                     OPTIONS AT FY-END         AT FY-END
                                                                                     -----------------  -----------------------
                                                   SHARES ACQUIRED        VALUE        EXERCISABLE/          EXERCISABLE/
                     NAME                            ON EXERCISE        REALIZED       UNEXERCISABLE         UNEXERCISABLE
-----------------------------------------------  -------------------  -------------  -----------------  -----------------------

Lip-Boon Saw...................................          --                --            --/60,000                --

Casey K. Tjang.................................          --                --            --/40,000                --

Peter L. Coker.................................          --                --            --/15,000                --

Robert B. Goergen..............................          --                --            --/15,000                --

Richard Fung-Gea Wong..........................          --                --            --/20,000                --

                      REPORT OF THE COMPENSATION COMMITTEE
                           OF THE BOARD OF DIRECTORS

GENERAL

    INTRODUCTION. The Compensation Committee (the "Committee"), with L.B. Saw as Chairman, is responsible for determining the compensation to be paid to the Company's executive officers. The Committee is also responsible for making policy decisions regarding recruitment and compensation of executive officers and key employees.

    The Committee's philosophy with respect to the compensation of the Company's executive officers is (i) to provide a fair and competitive compensation package that enables the Company to attract and retain experienced and qualified executives and align their compensation with the Company's overall business strategies and goals, and (ii) to cultivate initiative by allowing the Committee to grant key personnel an equity stake in the Company through stock options. To this end, the Committee determines executive compensation with a focus on each employee's individual level of responsibility and the Company's performance. The primary components of the Company's executive compensation program are base salaries and stock options.

    STOCK OPTIONS. The Company's executive officers are eligible to participate in the Company s 1996 Incentive Stock Option Plan (the "1996 Plan"). Non-key employees, including independent directors, are not eligible to participate in the 1996 Plan but can participate in the 1997 Associate Stock Option Plan (the "1997 Plan"). The 1997 Plan gives the plan administration committee the authority to award stock options to deserving individuals, other than key employees, who have performed well. Under the 1997 Plan, any key person whose performance is exceptional may be assigned stock options as both a motivating tool and an initiative by which the plan administration committee can reward individual performance. Currently, the Compensation Committee serves as the plan administration committee for both the 1996 and 1997 Plans. Because the members of the Compensation Committee are each entitled to participate in one of the two plans, it has been the Company's practice to have all option grants approved by its entire Board of Directors. There are 312,500 shares in the aggregate reserved for issuance under both the 1996 and 1997 Plans. Of these, 252,500 have been granted. Options to purchase of 50,000 shares each, granted to Peter Yu-Siu Chu and Dan Ben-Moshe, have been terminated upon termination of their respective employment agreements.

EMPLOYMENT AGREEMENTS

    The Company has employment agreements with Lip-Boon Saw, its Chairman and Chief Executive Officer, and with Casey K. Tjang, its President, Chief Financial Officer and Secretary. Each agreement is for an initial term of three years, which commenced on September 23, 1996. These agreements each provide that salaries beyond the first year may be determined by the Board of Directors in its sole discretion. Each agreement may be terminated by either the Company or the employee on six months prior notice, and prohibits the employee from soliciting other Company employees during the two-year period following his termination of employment. Mr. Saw's employment agreement also provides that for two years after the termination of his employment, he will not have an ownership interest in, nor be employed by any business which directly competes with the business of the Company. Under the terms of his agreement, Mr. Saw is required to devote a majority of his time and efforts to the Company's business. Mr. Tjang is required to devote full time to the Company's business under the terms of his agreement.

    The agreement with Mr. Saw provides for a salary of $120,000 for the first year, and this has remained his annual salary to-date. The agreement with Mr. Tjang provides for a salary of $60,000, which has been increased to $84,000 by the issuance to Mr. Tjang of an annual bonus of $24,000 beginning in the fiscal year ended March 31, 1998. Mr. Tjang received this bonus during the fiscal year ended March 31, 1998 in recognition of extraordinary services performed by him beyond those initially contemplated in determining his base salary. Mr. Tjang will receive the same bonus in the 1999 fiscal year. No other bonuses have been issued to executives of the Company to-date, and no bonuses are planned in the 1999 fiscal year.

    Employment agreements with Peter Yu-Siu Chu, the Company's former President and Chief Operating Officer, and with Dan Ben-Moshe, the Company's former Vice President of Marketing and Sales, have both been terminated. Mr. Tjang will temporarily assume the responsibilities of Mr. Chu as President while the Company fills his position.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Lip-Boon Saw, the Company's Chairman and Chief Executive Officer, is a member of the Compensation Committee. His presence on the Committee creates a possible conflict of interest inasmuch as the Compensation Committee sets the compensation level for the Chairman and Chief Executive Officer each year, along with that of the other executive officers. The compensation levels set by the Compensation Committee are subject to approval by the entire Board of Directors.

                                          Submitted by:
                                          Lip-Boon Saw
                                          Peter L. Coker
                                          Robert B. Goergen

                            ANNUAL PERFORMANCE GRAPH
                 COMPARISON OF ANNUAL CUMULATIVE TOTAL RETURN*
                         PERFORMANCE GRAPH APPEARS HERE

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                        12/02/96   03/31/97   03/31/98
Leading Edge Packaging,
Inc.                                          100         85        108
Nasdaq Composite                              100         94        130
S&P 500                                       100        100        146

------------------------

* Assumes $100 invested on December 2, 1996 in Leading Edge Packaging, Inc. Common Stock and the Nasdaq Composite and S&P 500 Index.

    The preceding Report of the Compensation Committee and Performance Graph are not "soliciting material", are not deemed "filed" with the SEC and are not intended to be incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

                              GENERAL INFORMATION

INFORMATION AS TO VOTING SECURITIES

    Holders of shares of Common Stock have the right to one vote for each share registered in their names on the books of the Company as of the close of business on June 18, 1998.

    The close of business on June 18, 1998 has been fixed by the Board of Directors as the record date for the determination of stockholders entitled to notice of, and vote at, the Annual Meeting.

VOTING AND REVOCATION OF PROXIES

    The persons named in the accompanying form of proxy will vote the shares represented thereby, as directed in the proxy, if the proxy appears to be valid on its face and is received on time. In the absence of specific instructions, proxies so received will be voted for the election of the named nominees to the Company's Board of Directors and for the ratification of Deloitte & Touche LLP as the Company's independent auditors for fiscal 1999. Proxies are revocable at any time before they are exercised by attending the Annual Meeting and voting in person, by filing an instrument in writing revoking the proxy or by delivering a proxy bearing a later date to the Secretary of the Company.

METHOD AND EXPENSE OF PROXY SOLICITATION

    The solicitation of proxies will be made primarily by mail by Continental Stock Transfer & Trust Co. Proxies may also be solicited by overnight courier, personally and by telephone by regular employees of the Company at nominal cost.

    The Company does not expect to pay compensation for any solicitation of proxies but may pay brokers and other persons holding shares in their names, or in the names of nominees, their expenses for sending proxy material to principals for the purpose of obtaining their proxies. The Company will bear all expenses in connection with the solicitation of proxies.

INDEPENDENT AUDITORS

    The Board of Directors of the Company has appointed Deloitte Touche Tomahtsu to audit the accounts of the Company for the fiscal year ended March 31, 1998, notwithstanding the approval of Deloitte & Touche LLP by the stockholders at the 1997 Annual Meeting. Management determined that because several of the Company's accounts were still maintained in Hong Kong during fiscal 1998, it would be more expedient and cost effective for Deloitte Touche Tomahtsu to perform the audit instead of its U.S. affiliate, Deloitte & Touche LLP. Management does not believe it is necessary for stockholders to ratify this appointment due to the satisfactory services of Deloitte Touche Tomahtsu in prior years and the impracticality and undue expense of calling a special stockholders meeting solely for that purpose. There is no requirement under federal or Delaware law or the Company's By-laws that the appointment of independent auditors be approved by stockholders. Management's recommendation for the appointment of Deloitte Touche Tomahtsu was unanimously approved by the Audit Committee of the Board of Directors consisting of Messrs. Tjang, Coker and Goergen.

STOCKHOLDER PROPOSALS

    Stockholder proposals intended to be presented at the Company's 1999 Annual Meeting of Stockholders pursuant to the provisions of Rule 14a-8 of the Securities and Exchange Commission, promulgated under the Securities Exchange Act of 1934, must be received at the Company's offices in New York, New York by April 1, 1999 for inclusion in the Company's proxy statement and form of proxy relating to that meeting.

GENERAL

    The Company's 1998 Annual Report is being mailed to stockholders simultaneously with this Proxy Statement. A copy of the Company's Annual Report on Form 10-K will be furnished free of charge to any stockholder who requests it (except for Exhibits thereto for which a nominal fee covering reproduction and mailing expenses will be charged).

OTHER MATTERS

    As of the date of this Proxy Statement, management knows of no matters other than Proposals 1 and 2 to come before the meeting. However, if any other matters should properly come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote all proxies not marked to the contrary in accordance with their judgment on such matters.

                                          By Order of the Board of Directors
                                          CASEY K. TJANG, Secretary

                          LEADING EDGE PACKAGING, INC.
          This proxy is solicited on behalf of the Board of Directors.

    The undersigned stockholder of LEADING EDGE PACKAGING, INC. (the "Company") hereby appoints LIP-BOON SAW and CASEY K. TJANG, as Proxies, each with power to appoint his substitute, and hereby authorizes them to represent and vote as designated below, all of the shares of the Company's Common Stock held of record by the undersigned on June 18, 1998 at the Annual Meeting of Stockholders of the Company to be held at The Plaza Hotel, Fifth Avenue at Central Park South, New York, New York, on Thursday, July 30, 1998 at 2:00 p.m. (New York time) and at any adjournment thereof.

    (1) Election of Directors.

           / / FOR all nominees listed below (except as marked to the contrary below).

           / / WITHHOLD AUTHORITY to vote for any individual nominee listed below.

(INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below.)

  LIP-BOON SAW, CASEY K. TJANG, PETER L. COKER, ROBERT B. GOERGEN AND RICHARD
                                 FUNG-GEA WONG

    (2) Proposal to ratify the appointment of Deloitte & Touche LLP as the Company s independent auditors for the fiscal year ending March 31, 1999.

            / /  FOR            / /  AGAINST            / /  ABSTAIN

    (3) In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

    THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 2 AND THE NOMINEES ON THE REVERSE SIDE.
                                                   DATE: _________________, 1998

                                                   -----------------------------

                                                   SIGNATURE

                                                   -----------------------------

                                                   SIGNATURE IF HELD JOINTLY

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

 PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED
                                   ENVELOPE.